UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WACCAMAW BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

NORTH CAROLINA	52-2329563
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 NORTH J.K. POWELL BOULEVARD

WHITEVILLE, NC 28472

(Address of Principal Executive Offices) (Zip Code)

WACCAMAW BANKSHARES, INC.

2008 OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN

(Full title of the plan)

JAMES G. GRAHAM

PRESIDENT AND CHIEF EXECUTIVE OFFICER

WACCAMAW BANKSHARES, INC.

110 NORTH J.K. POWELL BOULEVARD

WHITEVILLE, NC 28472

(Name and address of agent for service)

(910) 641-0044

(Telephone number, including area code, of agent for service)

WITH COPIES TO:

JONATHAN A. GREENE, ESQ.

GAETA & EVESON, P.A.

8305 FALLS OF NEUSE ROAD, SUITE 203

RALEIGH, NORTH CAROLINA 27615

(919) 845-2558

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE (1)

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (1)
Common Stock No Par Value Per Share	705,973	$6.50 (1)	$4,588,824.50 (1)	$180.34

(1)	Pursuant to Rule 457(c) and Rule 457(h), the Aggregate Offering Price and the Registration Fee have been calculated on the basis of the maximum number of shares to be issued under the Plan and an Offering Price equal to the average of the high and low prices reported on a date within five (5) days of September 4, 2008.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Explanatory Note:

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act of 1933 (“Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or prospectuses or prospectus supplements pursuant to Rule 424.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Waccamaw Bankshares, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (filed March 28, 2008);

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 (filed May 15, 2008);

(c)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 (filed August 14, 2008);

(d)	Current Reports on Form 8-K (filed January 23, 2008, April 11, 2008 (amended April 25, 2008), May 21, 2008, and July 3, 2008, and July 21, 2008).

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of North Carolina. North Carolina’s Business Corporation Act (the “BCA”) contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

Section 55-8-51 of the BCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if he acted in good faith and he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, (ii) in all other cases, that his conduct was at least not opposed to its best interests and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification under this section of the BCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct. Such determination may be made by (i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding; (iii) if such quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by special legal counsel in a written opinion, or (iv) by the stockholders of the corporation, not including shares owned or voted under the control of directors who are parties to the proceeding at issue.

A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he as adjudged liable on the basis that personal benefit was improperly received by him unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such reasonable expenses incurred which the court shall deem proper.

Section 55-8-56 of the BCA also permits a corporation to indemnify officers who are not directors. Indemnification of these officers may be broader than the right of indemnification granted to directors by section 55-8-51.

Unless limited by the Articles of Incorporation, section 55-8-52 of the BCA requires a corporation to indemnify an officer or director in the defense of any proceeding to which he was a party against reasonable expenses to the extent that he is wholly successful on the merits or otherwise in his defense.

The BCA permits a corporation to provide for indemnification of directors and officers in its Articles of Incorporation or Bylaws or by contract or otherwise, against liability in various proceedings, and to purchase and maintain insurance policies on behalf of these individuals. The Articles of Incorporation of the Registrant provide for the elimination of the personal liability for monetary damages for certain breaches of fiduciary duty and the Bylaws of the Registrant provide for the indemnification of directors and officers to the maximum extent permitted by North Carolina law.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated herein by reference as a part of the Registration Statement.

Exhibit Number	Description
4.1	Specimen of Registrant’s common stock certificate*

5.1	Opinion of Gaeta & Eveson, P.A. as to the legality of the securities being registered (filed herewith)

23.1	Consent of Elliott Davis, PLLC (filed herewith)

23.2	Consent of Gaeta & Eveson, P.A. (contained in the opinion filed herewith as Exhibit 5.1)

24.1	Power of Attorney (filed herewith)

99.1	Waccamaw Bankshares, Inc. 2008 Omnibus Stock Ownership and Long Term Incentive Plan (filed herewith)

*	Incorporated by reference to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2001, as filed with the SEC on March 29, 2002.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whiteville, State of North Carolina, on September 4, 2008.

WACCAMAW BANKSHARES, INC.

By:	/s/ James G. Graham
James G. Graham
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY

/s/ James G. Graham James G. Graham	President, Chief Executive Officer and Director

/s/ David A. Godwin David A. Godwin	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Neil Carmichael Bender, II Neil Carmichael Bender, II*	Director

/s/ Murchison B. Biggs Murchison B. Biggs*	Director

/s/ Brian D. Campbell Brian D. Campbell*	Director

/s/ Maudie M. Davis Dr. Maudie M. Davis*	Director

/s/ Crawford Monroe Enzor, III Crawford Monroe Enzor, III*	Director

/s/ James E. Hill, Jr. James E. Hill, Jr.*	Director

/s/ Alan W. Thompson Alan W. Thompson*	Director

/s/ R. Dale Ward R. Dale Ward*	Director

/s/ J. Densil Worthington J. Densil Worthington*	Director

* By:	/s/ James G. Graham
James G. Graham
Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
4.1	Specimen of Registrant’s common stock certificate*

5.1	Opinion of Gaeta & Eveson, P.A. as to the legality of the securities being registered (filed herewith)

23.1	Consent of Elliott Davis, PLLC (filed herewith)

23.2	Consent of Gaeta & Eveson, P.A. (contained in the opinion filed herewith as Exhibit 5.1)

24.1	Power of Attorney

99.1	Waccamaw Bankshares, Inc. 2008 Omnibus Stock Ownership and Long Term Incentive Plan (filed herewith)

*	Incorporated by reference